As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 033-51455

Registration No. 333-57515

Registration No. 333-57517

Registration No. 333-57519

Registration No. 333-83511

Registration No. 333-57868

Registration No. 333-105065

Registration No. 333-108461

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________

HONEYWELL INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2640650
(State of Incorporation)	(I.R.S. Employer Identification No.)

____________

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

(Address of Principal Executive Offices) (Zip Code)

1993 Stock Plan for Employees of AlliedSignal Inc. and its Affiliates

AlliedSignal Ltd. UK Share Purchase Plan

Employee Stock Purchase Plan of AlliedSignal Inc.

AlliedSignal Ireland Employees Share Ownership Program

Honeywell Global Employee Stock Purchase Plan

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

Honeywell Savings and Ownership Plan II

(Full Title of the Plan)

____________

Jeffrey N. Neuman, Esq.

Vice President, Corporate Secretary and Deputy General Counsel

Honeywell International Inc.

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

____________

With Copies To:

Elaine Wolff, Esq.

Jenner & Block LLP

1099 New York Avenue, N.W.

Washington, DC 20001

(202) 639-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer □
Non-accelerated filer □	Smaller Reporting Company □

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (“Post-Effective Amendment”) relates to the following Registration Statements of Honeywell International Inc., formerly AlliedSignal Inc., (“Honeywell” or the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 033-51455, registering 6,000,000 shares of common stock of the Company, par value $1.00 per share (“Common Stock”), under the 1993 Stock Plan for Employees of AlliedSignal Inc. and its Affiliates;

•	Registration Statement No. 333-57515, registering 80,000 shares of Common Stock, par value $1.00 per share, under the AlliedSignal Ltd. UK Share Purchase Plan and an indeterminate amount of interests to be offered or sold pursuant to the AlliedSignal Ltd. UK Share Purchase Plan;

•	Registration Statement No. 333-57517, registering 250,000 shares of Common Stock, par value $1.00 per share, under the Employee Stock Purchase Plan of AlliedSignal Inc. and an indeterminate amount of interests to be offered or sold pursuant to the Employee Stock Purchase Plan of AlliedSignal Inc.;

•	Registration Statement No. 333-57519, registering 20,000 shares of Common Stock, par value $1.00 per share, under the AlliedSignal Ireland Employees Share Ownership Program and an indeterminate amount of interests to be offered or sold pursuant to the AlliedSignal Ireland Employees Share Ownership Program;

•	Registration Statement No. 333-83511, registering 38,123,477 shares of Common Stock, par value $1.00 per share, under the 1993 Stock Plan for Employees of AlliedSignal Inc. and its Affiliates;
•	Registration Statement No. 333-57868, registering 300,000 shares of Common Stock, par value $1.00 per share, under the Honeywell Global Employee Stock Purchase Plan and an indeterminate amount of interests to be offered or sold pursuant to the Honeywell Global Employee Stock Purchase Plan;

•	Registration Statement No. 333-105065, registering 24,907,657 shares of Common Stock, par value $1.00 per share, under the 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates;
•	Registration Statement No. 333-108461, registering 4,000,000 shares of Common Stock, par value $1.00 per share, under the Honeywell Savings and Ownership Plan II and an indeterminate amount of interests to be offered or sold pursuant to the Honeywell Savings and Ownership Plan II.

The Company has terminated the offering of the Company’s securities pursuant to its Registration Statements described above. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered that remain unsold under the Registration Statements as of the date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Morristown, State of New Jersey, on May 14, 2014.

HONEYWELL INTERNATIONAL INC.

/s/ Jeffrey N. Neuman
Name:	Jeffrey N. Neuman
Title:	Vice President, Corporate Secretary and Deputy General Counsel

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